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                                                               EXHIBIT (a)(1)(B)
                                [AXT Letterhead]

Contact:                                                 NEWS RELEASE

                                                         FOR IMMEDIATE RELEASE

                  AXT ANNOUNCES VOLUNTARY STOCK OPTION EXCHANGE

FREMONT, Calif. - (INTERNET WIRE) - May 27, 2003 - AXT, Inc. (Nasdaq: AXTI), today announced that its Board of Directors has approved a voluntary stock option exchange program for eligible option holders.

Under the program, eligible AXT option holders who elect to participate will have the opportunity to tender for cancellation outstanding options in exchange for new options to be granted on a future date that is at least six months and one day after the date of cancellation. Members of AXT's Board of Directors and executive officers of AXT are not eligible to participate in the program.

For each option for four shares tendered for cancellation, a new option for three shares will be granted to employees who elect to participate in the option exchange program, rounded down to the nearest full share. The new options will have an exercise price equal to the fair market value of our common stock on the new grant date. The new options granted will preserve the vesting schedule and the vesting commencement date of the option it replaces. AXT expects that there will be no accounting charges as a result of this stock option exchange program.

If each outstanding eligible stock option is exchanged, AXT would expect to grant replacement options in the future to purchase approximately 1,145,913 shares of our common stock.

ABOUT AXT

AXT designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. The Company's proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. AXT is also a leading producer of light-emitting diodes (LEDs), such as blue, green, and cyan LEDs for the display and lighting industries and edge-emitting and vertical-cavity surface-emitting lasers (VCSELs) for the fiber optics industry. For more information, see AXT's website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding AXT's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to AXT as of the date hereof, and AXT assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for AXT's products and uncertainty regarding the development of these markets; AXT's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the

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challenges of rapid growth followed by periods of contraction; intensive competition; and potential problems related to the assimilation and integration of the operations, technologies and products of a number of recently acquired companies and product lines. Other risks relating to AXT's business are set forth in AXT's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

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